Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 301 S. College Street, 34th Floor Charlotte, NC 28202 troutman.com

June 17, 2025

ExlService Holdings, Inc.,

320 Park Avenue, 29th Floor

New York, NY 10022

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ExlService Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “SEC”) by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 7,897,299 shares (the “2025 Shares”) of the Company’s common stock, par value $0.001 per share, available for future issuance under the ExlService Holdings, Inc. 2025 Omnibus Incentive Plan (the “2025 Plan”) and 1,053,982 Shares (the “2018 Shares,” and together with the 2025 Shares, the “Shares”) of common stock that may be available for future issuance under the ExlService Holdings, Inc. 2018 Omnibus Incentive Plan (the “2018 Plan,” and together with the 2025 Plan, the “Plans”), which Shares include amounts currently authorized and that may become authorized for issuance under each Plan in the future upon the cancellation, termination, or net or cash settlement of outstanding awards.

In connection with this opinion letter, we have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following: (a) to the extent that we have reviewed and relied upon certificates of the Company or authorized representatives thereof and certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters; (b) all documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents; (c) the genuineness of all signatures; and (d) the Registration Statement will be effective under the Securities Act.

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that the Shares have been validly authorized and, when issued and paid for in accordance with and upon the terms and conditions of the Plans, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), as in effect on the date hereof, and we do not express any opinion concerning any other law.

ExlService Holdings, Inc. June 17, 2025 Page 2

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Locke LLP

Troutman Pepper Locke LLP